American Petro-Hunter Announces New Kansas Colby Prospect Oil Play

SCOTTSDALE, AZ -- /MARKETWIRE/ -- August 27, 2009 – American Petro-Hunter, Inc. (OTCBB: AAPH) (“American Petro-Hunter” or the “Company”) is pleased to announce that the Company has executed Letter of Intent (L.O.I.) to acquire a 25% Working Interest in the Colby Prospect, a Kansas oil play added to the Company’s growing Kansas project portfolio.

The Colby Prospect is located in Thomas County Kansas, and is approximately 13 miles southwest of the town of Colby. The 500 acre block has a well defined 3D seismic anomaly that includes 7 potential zones to be tested. The primary objective of the first test well is oil in the Lansing and Kansas City Formations. Colby is a potential multi-well program with the first location to be drilled designated as the #1 Keck well. The operator of the project, S&W Oil & Gas, LLC of Wichita, Kansas plans to spud the first test well on or around September 21st dependent upon rig availability.

Engineering estimates place the potential production from the indicated pay zones at between 75 and 100 barrels per day.  Full development of the field from 2 or 3 offset well locations on the structure could produce between 200 and 400 BOPD.  Of significance currently within the lease is a plugged oil well that was drilled and discovered oil when prices were depressed subsequently was not completed. The prospect partners anticipate a recompletion and potentially bring this well into production if and when the #1 Keck well is proven to have commercial viability.

Under the terms of the L.O.I, the Company will pay to S&W Oil & Gas, LLC of Wichita, Kansas costs to be determined for the 25% Working Interest that cover dry-hole cased drilling costs associated the #1Keck exploratory oil well and 25% of all further going forward costs such as completion and related infrastructure costs. The Company will announce the payment costs when available from the vendor. If a successful commercial oil well is established, the Company will receive an 81.5% Net Revenue Interest (NRI).

In other Kansas news, the 3D seismic shoot has commenced at the Rooney Prospect located in southwestern Ford County 20 miles due south of Dodge City. The Company has advanced $108,333.00 as part its 50% Working Interest costs of the survey. The acreage block totaling 5,120 acres will be covered by the 3D seismic aimed at identifying Morrow Sand oil and gas targets in sand channels. Once the data is processed and interpreted, it is the hope that multiple well locations will be identified. The first test well at Rooney is planned for early November of this year. If successful, a multi well program is envisaged immediately thereafter.

Notice Regarding Forward-Looking Statements
This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our properties and any anticipated future production. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

ON BEHALF OF THE BOARD
American Petro-Hunter, Inc.
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Robert McIntosh
President & C.E.O.

To find out more about American Petro-Hunter, Inc. (OTCBB: AAPH), visit our website at www.americanpetrohunter.com

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